Exhibit 99.2
                      Prepared Remarks from Conference Call
                           Thursday, October 14, 1999


Introduction - Steve Gillispie

Good morning. I want to thank you for joining us on what we realize is short notice. Each of you should have received a copy of our news release that we issued this morning regarding two key developments for Cadmus. One is a major change in our organizational structure, and the other is a restructuring plan that we believe will have material, near-term impact on our earnings model.

Let me preface all of our comments with the note that we are confident that these collective actions are going to yield meaningful improvement in our financial performance not only in fiscal 2000, but also over the next several years. Our intent today, however, is to be very fact based -- to give you (1) a clear picture of why we are making these changes, (2) the benchmarks you can use to monitor our progress in completing this plan, and (3) most importantly, the resulting returns that we expect.

I want to take a few minutes to highlight the organizational changes that we have made. Then, Bruce Thomas will walk you through the restructuring plan and the specific actions we will be taking over the next several months.
Finally, Dave Bosher will join us in addressing any questions you may have.

First, our organizational changes. As explained in the release, Bruce Thomas will be serving in the new position of Executive Vice President and Chief Operating Officer, with day-to-day operating responsibility for all of our business units. Dave Bosher will replace Bruce as Chief Financial Officer. Steve Isaac, who has served as Executive Vice President of the Marketing Communications Sector, will be leaving the Company to return to the marketing and advertising industry.

Our new organizational structure represents more than just an evolutionary change in the way we are going to manage Cadmus. I believe that the returns from this managerial realignment are going to be very real and very significant. Since 1995, we have been pursuing a plan to focus our business on those markets where we have core strengths and can establish market leadership positions. At the same time, we have been working to streamline and make our governance and decision-making structure more effective. The path has not been straight or without bumps along the way. Our announcements today, however, mark a true milestone in this process.

As a result of these changes, we will be able to move more quickly to capitalize on business opportunities and meet competitive threats. Our focus going forward is going to be on execution, and it also will be proactive. In my view, and in our Board's view, this structure absolutely represents the right approach to drive better execution, as well as a forward-looking process at each of our business units.

My personal goal is to complement Bruce's day-to-day oversight of our operations with the execution of the strategic steps and other broad initiatives that will allow us to maximize the return on our capital and shareholder value.

The markets in which we compete are growing, but they also are changing and consolidating at an increasing pace. We have a solid competitive stance and strong end-to-end capabilities in each of these markets.

In this environment, there are opportunities for Cadmus to expand our relationships with existing customers; to add significant new customers seeking our market-focused, end-to-end capabilities; and to enhance our business profile through acquisitions and/or alliances. I will focus my energies on ensuring that we can translate these strong market positions into above average top-line growth.

At this point, I'll turn the call over to Bruce for a more detailed description of our restructuring plan.


Restructuring Plan - Bruce Thomas

Thank you, Steve.

The restructuring plan we are announcing today is large, and it is comprehensive. It is designed to take all of the steps necessary to concentrate our resources on those markets where we have strong competitive positions, and to significantly improve our financial performance both near-term and going forward. In my remarks, I want to give you a brief "thumbnail" of the plan, and then I'll walk you through some of the details of each of its major components.

First, however, let me frame for you the broad financial impacts of this restructuring plan. We estimate that the charge, that we will be taking in our 1st and 2nd fiscal quarters, will be in the range of $33 to $37 million pre-tax. Of that amount, only $6-8 million will require cash outlays. The balance, which represents the bulk of the charge, will be non-cash primarily associated with the write-off of assets, goodwill, and intangibles associated with the point of purchase business.

We estimate that annual savings from this restructuring plan will be approximately $6 million before taxes. A portion of these savings will be realized in this fiscal year with the full impact accruing in fiscal 2001. In addition, we expect to realize approximately $15 million in net after-tax cash proceeds, all of which will be used to repay debt and generate lower interest expense.

The restructuring plan consists of four broad components:

     1.   closing our Atlanta-based point of purchase business;
     2. implementing additional, planned synergies in connection with our continued integration of Mack;
     3.   divesting our Richmond- and Charlotte-based marketing agencies; and
     4.   consolidating  and  rationalizing   certain  corporate  functions  and
          overhead.

I'd like to briefly discuss these components, highlighting the specific actions being taken, the timing of each action, and the financial impact we expect from each action going forward.

First, the closure of our point of purchase business. Obviously, this has been a very difficult decision for us. We have devoted significant managerial time, attention, and energy in an attempt to restore this unit to profitability. However, we continue to sustain sizeable operating losses. We have concluded that it is no longer in the best interests of the organization as a whole to continue to absorb these losses and to further distract and disrupt the rest of the organization in an attempt to turn this business around. Therefore, our POP operations will be closed. Some customers have already been notified and others will be notified today. We will be working with them to transition their work to other Cadmus units or to alternative suppliers. We believe that this transition can be accomplished over the next 30 to 45 days, and that we will completely cease operations at POP on or about December 1.

Second, the planned additional synergies related to the ongoing integration of Mack. As we have previously told you, we are following the same integration model that produced the highly successful integrations of Waverly Press and Lancaster. Our initial step was to obtain the savings from procurement-related activities. Most of this procurement integration has been accomplished, and we are on track to hit our annual savings target.

In the next phase of our integration, we will be consolidating several redundant departments and operations and rationalizing our overhead structure. Specifically, we will be consolidating our two composition facilities in the Lancaster, Pennsylvania area. These facilities are only five miles apart, use identical composition systems, and share several major customers. We will be consolidating these operations into Mack's Science Press facility, which will result in a reduction in force and efficiency improvements, and also will free up a building for sale.

In addition to this consolidation, we will be consolidating our warehousing and fulfillment operations, where we store and distribute non-current issues of journals and magazines. This consolidation will result in a significant reduction in lease expense, as well as improved operating efficiencies.

Finally, we will be consolidating reprint operations, where we actually receive author requests for additional copies of their articles and reproduce those reprints. Currently, we have two centers where we receive these requests and 5 facilities where these reprints are produced. The savings here will largely be the result of equipment consolidation and liquidation, as well as efficiency improvement.

These integration-related actions were identified during our due diligence process related to Mack. Their implementation is occurring right on schedule, and our anticipated savings of at least $3 to $3.5 million annually is also right on target with the amounts that we originally sized at the time of the Mack acquisition. We expect that all of these actions will be completed in the second half of this fiscal year and that we will realize the full savings from this integration during fiscal 2001.

Third, the divestiture and closure of our marketing agencies. These actions have been completed. As you know, we closed the Richmond-based agency in July, and on September 30, we sold our Charlotte-based Direct Marketing agency.

Finally, we are consolidating certain corporate functions and reducing overheads. In particular, and most significantly, we are eliminating all overhead formerly associated with the Marketing Communications sector. In addition, we will effect some integration of the Finance, IT, and HR functions across our Professional Communications sector and at our corporate office. This consolidation should be accomplished during the second quarter, and we would expect to begin realizing the benefits from these actions in the second half of this fiscal year.

Let me just conclude by saying that we are firmly convinced that this plan significantly enhances the outlook for Cadmus' future profitability, and positions us to capitalize on opportunities for growth in the markets we have targeted. Perhaps most importantly, we are well on our way to effectively executing this plan. We have been working on these actions for several months and have very well developed plans and processes to ensure that we can manage and execute in timely fashion. We will stay on schedule and we will get it done.

With that, let me turn this call back over to Steve for his concluding remarks.

Conclusion - Steve Gillispie

Thanks, Bruce. We hope this detailed review of our plan has been helpful. Obviously, some of the actions, such as the Mack integration actions, were planned and expected. Others, such as the POP closing, are difficult, but absolutely necessary decisions. Our focus is on consistent, above-average growth in earnings per share. We are confident that this goal is attainable and believe that our performance in the second half will provide you with evidence that we are on the right course.

At this point, we'd like to turn this discussion over to you for questions that you may have for Bruce, Dave or me.